Exhibit 99.1

For Immediate Release

Gevo Reports First Quarter 2013 Financial Results

•	Reports EPS of ($0.45) including $1.3 million non-cash loss from the change in fair value of embedded derivatives contained in Gevo’s convertible notes

•	Ended the quarter with cash and cash equivalents of $54 million

•	Net cash used of $12.6 million in first quarter of 2013 compared to net cash used of $25.3 million in fourth quarter of 2012

•	Maintains expectation to begin to produce isobutanol in 2013 at Luverne, Minn. plant

•

U.S. District Court for the District of Delaware entered a final judgment in favor of Gevo and against Butamax Advanced Biofuels, LLC, (Butamax, a 50/50 joint venture between E.I. DuPont de Nemours and Co. and and BP p.l.c.) ending the trial court proceedings on Butamax’s Patent Nos. 7,851,188 and 7,993,889

•	Filed S-3 Registration Statement as part of long-term financing strategy

•	Signed contract with Defense Logistics Agency to supply the U.S. Army renewable jet fuel

•	Added Dr. Stephen Toon to executive team as executive responsible for Luverne facility

ENGLEWOOD, Colo. - April 30, 2013 - Gevo, Inc. (NASDAQ: GEVO) today announced its financial results for the three months ended March 31, 2013.

“We continue to make progress optimizing our technology and remain on-track to restart isobutanol production at Luverne this year and begin to introduce isobutanol on a commercial basis,” said Patrick Gruber Ph.D., chief executive officer of Gevo. “Our plant modifications have gone well. Our work on reducing and eliminating contaminating bacteria is on track. Our work on the fermentation optimization has made great progress. I look forward to starting up our plant and proving out our GIFT® system. In this past quarter, our team has managed to maintain focus on the plant re-start, even in the face of the litigation. We are very pleased with the outcome of the litigation regarding U.S. Patent Nos. 7,851,188 ( ’188 Patent) and 7,993,889 ( ’889 Patent). Our legal team, consultants, and Gevo employees have delivered a clear victory. Even better, this victory in defending our freedom to operate was done in an efficient manner: we received a judgment of non-infringement while avoiding the necessity and cost of a trial in the U.S. District Court for the District of Delaware. We have always maintained that we don’t infringe these patents. It is gratifying to see that Butamax and the Court agreed that we don’t infringe.”

Recent Highlights

On March 21, 2013 the company announced that a judgment of non-infringement would be entered in favor of Gevo following the acknowledgment by Butamax that Gevo does not infringe Butamax’s asserted patents under the Court’s construction of a key claim in Butamax’s ’188 and ’889 Patents. As a result of this victory, on April 10, 2013 the United States District Court for the District of Delaware entered a final judgment in favor of Gevo and against Butamax. This ended the district court trial proceedings on Butamax’s ’188 and ’889 Patents.

During the first quarter of 2013, the U.S. Patent and Trademark Office (USPTO) awarded Gevo U.S. Patent Nos. 8,373,012 and 8,378,160. Both patents are related to methods of making renewable hydrocarbons and/or jet fuel blendstock from biomass-derived isobutanol, which is subsequently converted into hydrocarbons that meet the requirements of ASTM for diesel fuels, gasoline, and various aviation fuels.

In March, Gevo entered into a contract with the Defense Logistics Agency to supply the U.S. Army with 3,650 gallons of renewable jet fuel to be delivered by the second quarter of 2013. This initial order may be increased by 12,500 gallons. All shipments will be at a fixed price of $59 per gallon during the initial testing phase. These shipments are in addition to the renewable jet fuel supplied to the U.S. Air Force (USAF) and the U.S. Navy (USN).

In March, the company announced the addition of Dr. Stephen P. Toon to its executive team as its executive vice president of operations and process development. In his new role at Gevo, Dr. Toon will have overall responsibility for Gevo’s Luverne, Minn. facility from startup through commercial operation.

Financial Highlights

Revenues for the first quarter of 2013 were $3.5 million compared to $14.9 million in the same period in 2012. The decrease in revenues resulted from the company ceasing ethanol production at its Luverne, Minn. facility in May 2012. During the first quarter of 2013, the company focused on activities in support of resuming startup isobutanol production, which is projected in 2013. Revenue reported in the first quarter of 2013 included proceeds of $2.4 million from further reduction of

Gevo’s corn inventory, sales of biobased jet fuel to the USAF of $0.4 million, revenue under its agreement with The Coca-Cola Company, and from ongoing research agreements. Revenue in the first quarter of 2012 primarily related to the sale of ethanol and related products.

Research and development expense was $5.0 million in the first quarter of 2013, essentially unchanged from first quarter 2012 when research and development expense was also $5.0 million. In the first quarter of 2013, the significant focus of Gevo’s development efforts were startup operations for the production of isobutanol at its Luverne facility and optimization of specific parts of its isobutanol production technology to further enhance isobutanol production rates. The company also incurred costs related to its investment in a bio-para-xylene processing facility and expansion of biojet pilot plant capacity at the South Hampton Resources, Inc. facility near Houston, Texas, as well as for delivery of biojet product to the USAF. The biojet delivered to the USAF was produced at the South Hampton Resources facility.

Selling, general and administrative and other expense decreased to $7.0 million in the first quarter of 2013 from $13.1 million for the first quarter of 2012. The decrease in selling, general and administrative and other expense in the first quarter of 2013 reflected lower compensation expenses, including the cost saving benefits resulting from actions taken during 2012 to focus Gevo’s operations. The first quarter of 2012 included one-time payments and accelerated non-cash warrant expense of $1.4 million and $2.6 million, respectively, related to the departure of two executive vice presidents. First quarter of 2013 results also included the cost saving benefits resulting from actions taken in the second half of 2012 to reduce ongoing litigation and outside services expenses. These expenses were approximately $1.0 million lower in the first quarter of 2013 compared to the first quarter of 2012.

Interest expense for the first quarter of 2013 was $3.3 million compared to $1.1 million in the first quarter of 2012. The increase resulted from interest incurred on the company’s 7.5% convertible notes due 2022 which were issued in July 2012, including $1.6 million for non-cash charges for amortization of debt discounts recorded at the time of entering into the convertible notes.

The company reported a non-cash loss of $1.3 million related to changes in the fair value of embedded derivatives contained in the convertible notes. These derivatives result from the rights that holders of the convertible notes have upon conversion, and under certain circumstances, will result in non-cash amounts being recorded in the company’s statement of operations in each reporting period while the convertible notes remain outstanding. Also related to the convertible debt, the company reported a loss of $0.9 million for the early extinguishment of convertible debt. During the first quarter of 2013, holders of $9.2 million of convertible notes opted to convert their note holdings into shares of Gevo common stock. Upon conversion, these holders received a total of 3,158,361 shares of common stock, including 1,617,910 shares of common stock issued upon conversion of the convertible notes and 1,540,451 shares of common stock issued in satisfaction of aggregate make-whole payments of $2.7 million. The effective issue price in full settlement of the convertible notes converted during the three months ended March 31, 2013 was $3.76 per share.

The net loss for the first quarter of 2013 was $18.4 million compared to $19.3 million for the first quarter of 2012.

Gevo reported cash and cash equivalents on hand of $54.1 million as of March 31, 2013.

On April 12, 2013, the company filed an S-3 Registration Statement. This filing, which is a universal shelf registration statement, is part of the company’s long-term financing strategy to position Gevo to access capital in support of its longer term growth objectives.

Webcast and Conference Call Information

Hosting today’s conference call at 4:30 p.m. EDT (2:30 p.m. MDT) will be Dr. Gruber, Chief Executive Officer, and Mark Smith, Chief Financial Officer. They will review the company’s financial results for the three months ended March 31, 2013 and provide an update on recent corporate highlights.

To participate in the conference call, please dial 1-877-280-4956 (inside the US) or 1-857-244-7313 (outside the US) and reference the access code 47611875. The presentation will be available via a live webcast at: http://edge.media-server.com/m/p/ktmv5qfv/lan/en.

A replay of the call will be available two hours after the conference call ends on April 30, 2013 until Midnight EDT on May 30, 2013. To access the replay, please dial 1-888-286-8010 (inside the US) or 1-617-801-6888 (outside the US) and reference the access code 17887728. The archived webcast will be available for 30 days in the Investor Relations section of Gevo’s website at www.gevo.com.

About Gevo

Gevo is a leading renewable chemicals and next-generation biofuels company. Gevo’s patent-protected, capital-light business model converts existing ethanol plants into biorefineries to make isobutanol. This versatile chemical can be directly integrated into existing chemical and fuel products to deliver environmental and economic benefits. Gevo has executed initial commercial-scale production runs at its isobutanol facility in Luverne, Minn. and has a marquee list of future partners including Coca-Cola, Sasol, and LANXESS, among others. Gevo is committed to a sustainable biobased economy that meets society’s needs for plentiful food and clean air and water. For more information, visit www.gevo.com.

Forward-Looking Statements

Certain statements in this press release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements that are not purely statements of historical fact, and can sometimes be identified by our use of terms such as “intend,” “expect,” “plan,” “estimate,” “future,” “strive” and similar words. These forward-looking statements are made on the basis of the current beliefs, expectations and assumptions of the management of Gevo and are subject to significant risks and uncertainty. Investors are cautioned not to place undue reliance on any such forward-looking statements. All such forward-looking statements speak only as of the date they are made, and the company undertakes no obligation to update or revise these statements, whether as a result of new information, future events or otherwise. Although the company believes that the expectations reflected in these forward-looking statements are reasonable, these statements involve many risks and uncertainties that may cause actual results to differ materially from what may be expressed or implied in these forward-looking statements. For a further discussion of risks and uncertainties that could cause actual results to differ from those expressed in these forward-looking statements, as well as risks relating to the business of Gevo in general, see the risk disclosures in the Annual Report on Form 10-K of Gevo for the year ended December 31, 2012, as amended, and in subsequent reports on Form 8-K and other filings made with the SEC by Gevo.

Non-GAAP Financial Information

Consolidated financial information has been presented in accordance with GAAP as well as on a non-GAAP basis. On a non-GAAP basis, financial measures exclude non-cash items such as stock-based compensation. Management believes that it is useful to supplement its GAAP financial statements with this non-GAAP information because management uses such information internally for its operating, budgeting and financial planning purposes. These non-GAAP financial measures also facilitate management’s internal comparisons to Gevo’s historical performance as well as comparisons to the operating results of other companies. In addition, Gevo believes these non-GAAP financial measures are useful to investors because they allow for greater transparency into the indicators used by management as a basis for its financial and operational decision making. Non-GAAP information is not prepared under a comprehensive set of accounting rules and therefore, should only be read in conjunction with financial information reported under U.S. GAAP when understanding Gevo’s operating performance. A reconciliation between GAAP and non-GAAP financial information is provided in the financial statement tables below.

Gevo, Inc.

Consolidated Statements of Operations Information

(Unaudited, in thousands)

	Three Months Ended
	March 31,
	2013	2012
Revenue and cost of goods sold
Ethanol sales and related products, net	$—	$14,258
Grant revenue, research and development program revenue and corn sales	3,543	614

Total revenues	3,543	14,872

Cost of goods sold	4,503	15,010

Gross loss	(960)	(138)

Operating expenses
Research and development	4,976	4,955
Selling, general and administrative	6,950	13,127

Total operating expenses	11,926	18,082

Loss from operations	(12,886)	(18,220)

Other income (expense)
Interest expense	(3,276)	(1,087)
Loss from change in fair value of embedded derivative	(1,330)	—
Loss on extinguishment of debt	(926)	—
Other income	48	—

Total other expense	(5,484)	(1,087)

Net loss	$(18,370)	$(19,307)

Net loss per share attributable to Gevo, Inc. common stockholders - basic and diluted	$(0.45)	$(0.74)

Weighted-average number of common shares outstanding - basic and diluted	40,996,922	26,186,133

Non-GAAP Financial Information

(in thousands)

	Three Months Ended
	March 31,
	2013	2012
Gevo Development, LLC / Agri-Energy, LLC
Loss from operations	$(2,473)	$(1,009)
Depreciation and amortization	533	522
Non-cash stock-based compensation	50	51

Non-GAAP loss from operations	$(1,890)	$(436)

Gevo, Inc.
Loss from operations	$(10,413)	$(17,211)
Depreciation and amortization	316	266
Non-cash stock-based compensation	1,037	4,068

Non-GAAP loss from operations	$(9,060)	$(12,877)

Gevo Consolidated
Loss from operations	$(12,886)	$(18,220)
Depreciation and amortization	849	788
Non-cash stock-based compensation	1,087	4,119

Non-GAAP loss from operations	$(10,950)	$(13,313)

Gevo, Inc.

Condensed Consolidated Balance Sheet Information

(Unaudited, in thousands)

	March 31, 2013	December 31, 2012
Assets
Current assets:
Cash and cash equivalents	$54,102	$66,744
Accounts receivable	1,036	698
Inventories	4,432	6,659
Prepaid expenses and other current assets	1,713	1,779

Total current assets	61,283	75,880
Property, plant and equipment, net	78,132	77,093
Deposits and other assets	2,805	3,138

Total assets	$142,220	$156,111

Liabilities
Current liabilities:
Accounts payable, accrued liabilities and other current liabilities	$8,983	$8,256
Current portion of secured debt, net	9,678	8,513

Total current liabilities	18,661	16,769
Long-term portion secured debt, net	12,882	15,445
Convertible notes, net	22,469	25,554
Other long-term liabilities	512	512

Total liabilities	54,524	58,280

Total stockholders’ equity	87,696	97,831

Total liabilities and stockholders’ equity	$142,220	$156,111

Gevo, Inc.

Condensed Consolidated Statement of Cash Flow Information

(Unaudited, in thousands)

	Three Months Ended
	March 31,
	2013	2012
Operating Activities
Net loss	$(18,370)	$(19,307)
Adjustments to reconcile net loss to net cash used in operating activities:
Non-cash expenses	4,091	5,099
Gain from change in fair value of embedded derivative	1,330	—
Loss on extinguishment of debt	926	—
Changes from working capital	3,017	(2,689)

Net cash used in operating activities	(9,006)	(16,897)

Investing Activities
Acquisitions of property, plant and equipment, net	(1,997)	(8,045)
Other	—	(49)

Net cash used in investing activities	(1,997)	(8,094)

Financing Activities
Proceeds from issuance of secured debt, net	—	5,000
Proceeds from issuance of common stock, net	—	139
Payments on secured debt	(1,639)	(511)
Other financing activates	—	(240)

Net cash provided by (used in) financing activities	(1,639)	4,388

Net decrease in cash and and cash equivalents	(12,642)	(20,603)

Cash and cash equivalents
Beginning of period	66,744	94,225

Ending of period	$54,102	$73,622

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Media Contact:	Investor Contact:

Steve Halsey	Chelsea DeLong

Gibbs & Soell for Gevo	PR & Marketing Coordinator

T: (212) 697-2600	T: (303) 858-8358

shalsey@gibbs-soell.com	cdelong@gevo.com